From the President
February 19, 2015

TO: All Members

SUBJECT: Full Year 2014 Financial Results, Dividend Payments and Explanation of Differentiated Dividends Coming in 2015

I am pleased to share our year-end and fourth quarter 2014 earnings release along with announcements regarding dividend payments and differentiated dividends.

Year-end and Fourth Quarter Earnings Release

The attached news release includes information on our financial performance:

•	Net income of $255.8 million for 2014, which is record earnings in the Bank’s 82-year history

•	A quarterly dividend of 4.00 percent annualized

•	A special dividend of 2.50 percent, payable to each stockholder based on their average stock for the full year

The Board of Directors and management are happy to pay these dividends, which reflect the strength of our cooperative. It is important to note that the special dividend paid for 2014 was positively impacted by net gains on litigation settlements. If a special dividend is paid again in the future, the level is unlikely to be as high.

Dividend Payments

Based on fourth quarter performance, the Board of Directors declared a quarterly dividend of 4.00 percent annualized. This dividend will be calculated on your average capital stock held during the period October 1 to December 31, 2014, and will be credited to your demand deposit account (DDA) tomorrow, February 20. Additionally, based on 2014’s record earnings, the Board declared a special dividend equal to an annual yield of 2.50 percent. This special dividend will be calculated on your average capital stock during the period January 1 to December 31, 2014, and credited to your DDA on Monday, February 23, 2015.

Dividend Differentiation Beginning in April

The attached communication outlines the last of the changes to the Bank’s capital structure: dividend differentiation, as we discussed throughout 2014. The first differentiated dividend is expected to be paid in April of 2015 based on first quarter 2015 performance. Please review this information carefully.

As a reminder, our quarterly conference call is scheduled for Wednesday, February 25, at 9 a.m. You will have an opportunity to ask questions regarding these announcements on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer